Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form F-3) and related Prospectus of STMicroelectronics N.V. for the registration of 24,755,584 shares of its common stock and to the incorporation by reference therein of our reports dated February 26, 2026, with respect to the consolidated financial statements and financial statement schedule on page S-1 of STMicroelectronics N.V., and the effectiveness of internal control over financial reporting of STMicroelectronics N.V., included in its Annual Report (Form 20-F) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young AG

Lancy - Geneva, Switzerland

March 25, 2026